EXHIBIT 99.1

Contact:
Ellen Corliss
Vice President
 Corporate Communications
& Investor Relations
(919) 855-2112

Oxygen Biotherapeutics Reports Second Quarter FY2013 Financial Results
-Management to host teleconference to discuss financial results on December 17-

MORRISVILLE, NC, December 17, 2012 — Oxygen Biotherapeutics, Inc. (NASDAQ:OXBT), a development stage biomedical company focused on developing oxygen-rich intravenous and topical products, today announced results for the three and six months ended October 31, 2012. Oxygen’s management will host a live teleconference on Monday, December 17, 2012 at 11 a.m. EST to discuss the results. (See access details below.)

Highlights (through Dec. 14, 2012)

●
We completed one study that showed that Oxycyte® had little to no effect on platelet activation, aggregation or adhesion when tested in vitro at clinically relevant concentrations on normal human blood. We have initiated a repeat study using blood from traumatic brain injury patients.

●	Revenue earned under our U.S. Army funded research grant was $509,000 for the second quarter of 2013 compared to $78,000 for the three months ended October 31, 2011.

●
Initiated four studies to assess the impact of Oxycyte on the overall health of the immune system, bacterial opsonization and phagocytic activity, innate immunity, and its effect on the primary immune response cells of the liver and spleen.

●	Net cash used in operating activities was $1.1 million for the second quarter of 2013 compared to $2.5 million for the same period in the prior year.

●	Reduced financial loss from operations to $0.7 million for the second quarter of 2013 compared to $2.1 million for same period last year.

●	Secured a new Cooperative R&D Agreement with the U.S. Navy to research using Oxycyte PFC Emulsion as an intravenous treatment for infected wounds and related injuries.

●	Engaged global contract research organization Pharmaceutical Product Development (PPD) to manage STOP-TBI Phase IIb trial for Oxycyte PFC Emulsion.

Second-Quarter Results

Oxygen Biotherapeutics reported net revenue of $514,872 for the second quarter of fiscal 2013, compared to $95,159 for the comparable quarter in the previous fiscal year.  The increase was due primarily to direct cost reimbursements for work performed under our preclinical Oxycyte PFC studies funded by the U.S. Army, partially offset by a decrease in product sales. The decrease in product sales was due to a reduction in the size of our internal sales force during the quarter and termination of existing distribution agreements in the prior year.

Total operating expenses for the three months ended October 31, 2012 were $1,197,715 compared to $2,149,387 for the same period in 2011. The reduction in total operating expenses for the quarter was due primarily to decreases in marketing and sales and general and administrative expenses of approximately $80,000, and $1.2 million, respectively, partially offset by an increase of approximately $120,000 in research and development expense. Additionally, during the quarter, we recorded approximately $170,000 in restructuring costs associated with the closure of our California lab facility that were not incurred during the same period in the prior year.

Marketing and sales expense for the three months ended October 31, 2012 was $53,293 compared to $134,035 for the same period in the prior year.  The decrease in marketing and sales expense for the quarter was driven primarily by reductions in compensation costs, direct marketing and advertising costs, fees paid to a third-party public relations firm and travel and marketing sample expenses.

General and administrative expense for the three months ended October 31, 2012 were $369,550 compared to $1,526,775 for the same period in 2011. The reduction in general and administrative expense for the quarter was due primarily to decreases in compensation costs, legal and professional fees and facilities costs, partially offset by a slight increase in depreciation and amortization expenses. Additionally, during the quarter, we reduced our estimate of potential costs associated with our contingent liability, related to Section 409A of the Internal Revenue Code, by approximately $530,000.

Research and development expense for the three months ended October 31, 2012 were $604,574 compared to $488,577 for the same period in 2011. The increase in research and development expense for the period was due primarily to an increase in costs incurred for preclinical studies and Oxycyte development, partially offset by decreases in costs incurred for compensation, consulting fees, lab supplies and facilities costs.

Interest and other expenses for the three months ended October 31, 2012 were $874,435 compared to $875,695 for the same period in 2011.

For the second quarter ended October 31, 2012, the Company reported a net loss of $1,557,278, or $0.05 per share, compared to a net loss of $2,929,923, or $0.12 per share, for the same period in the prior year.

Six-Month Results

Total net revenue for the six months ended October 31, 2012 was $786,968 compared to total revenue of $120,032 for the same period in fiscal year 2012. The increase was due primarily to direct cost reimbursements for work performed under our preclinical Oxycyte PFC studies, partially offset by a decrease in product sales. The decrease in product sales was due to a reduction in the size of our sales force during the quarter and termination of existing distribution agreements in the prior year.

Total operating expenses for the six months ended October 31, 2012 were $3,145,252 compared to $4,602,337 for the same period in 2011. The reduction in total operating expenses for the period was due primarily to decreases in marketing and sales and general and administrative expenses of approximately $271,000 and $1.5 million, respectively, partially offset by an increase of approximately $100,000 in research and development expense. Additionally, during the period, we recorded approximately $218,000 in restructuring costs associated with the closure of our California lab facility that were not incurred during the same period in the prior year.

Marketing and sales expense for the six months ended October 31, 2012 was $91,898 compared to $363,368 for the same period in the prior year.  The decrease in marketing and sales expense for the period was driven by reductions in compensation costs, direct marketing and advertising costs, fees paid to a third-party public relations firm and travel and marketing sample expenses.

General and administrative expense for the six months ended October 31, 2012 was $1,593,734 compared to $3,098,431for the same period in 2011. The reduction in general and administrative expense for the period was due primarily to decreases in compensation costs, legal and professional fees, facilities costs and depreciation and amortization expenses. Additionally, during the period, we reduced our estimate of potential costs associated with our contingent liability, related to Section 409A of the Internal Revenue Code, by approximately $530,000.

Research and development expense for the six months ended October 31, 2012 was $1,241,846 compared to $1,140,538 for the same period in 2011. The increase in research and development expense for the period was due primarily to an increase in costs incurred for preclinical studies and Oxycyte development, partially offset by decreases in costs incurred for compensation, consulting fees, lab supplies and facilities costs.

Interest and other expenses for the six months ended October 31, 2012 were $2,785,535 compared to $1,316,687 for the same period in 2011. The increase in interest and other expenses for the period was due primarily to the non-cash interest charges for dividends and fair value adjustments on our outstanding Series A convertible preferred stock that was not incurred in the prior year, partially offset by the non-cash interest charges for the accretion of the discount on our notes payable which were not incurred in the current period.

The Company reported a net loss of $5,143,819, or $0.17 per share for the six month period ended October 31, 2012, compared to a net loss of $5,798,992, or $0.25 per share for the same period in 2011.

As of October 31, 2012, the Company had cash and cash equivalents totaling $1,511,513, compared to $1,879,872 at April 30, 2012.

“Focus is one of the most important drivers of success,” said Michael Jebsen, Chief Financial Officer and Interim Chief Executive Officer, “and that is what we have strived to do over the last 18 months.  Our focus has been on developing our most advanced product candidate, Oxycyte. We are progressing towards completion of our preclinical work to assess the impact of Oxycyte on platelet function, immune response and thrombocytopenia; the results of which we believe will support our response to the FDA’s existing hold on our NDA. We believe we are nearing the completion of the preliminary steps necessary to resume our Phase IIb clinical trials to evaluate the Safety and Tolerability of Oxycyte in Patients with Traumatic Brain Injury (STOP-TBI) in Israel and Switzerland. Our company’s focus is reflected in our financial results and we remain committed to investing a substantial amount of our resources on development of the programs that will lead us to success and build stockholder value.”

Conference Call Dial-In, Webcast Information
Management will host a conference call on Monday, December 17, 2012 at 11 a.m. EST. To access the live teleconference dial (800) 299-9630 (U.S. and Canada) or (617) 786-2904 (international.)  The participant passcode is 40837151. A live webcast will be available on our web site http://www.oxybiomed.com/investors.htm.

A replay of the webcast will be available on the Oxygen Biotherapeutics website, or by phone for a limited time. To access the replay by phone, call (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (international) for a limited time. The passcode for the replay is 90794929.

Financial Tables Follow

OXYGEN BIOTHERAPEUTICS, INC.
(a development stage enterprise)
BALANCE SHEETS

	October 31, 2012	April 30, 2012
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,511,513	$1,879,872
Accounts receivable	17,193	13,385
Government grant receivable	42,306	35,650
Inventory	109,357	83,370
Prepaid expenses	291,359	455,946
Other current assets	145,195	162,809
Total current assets	2,116,923	2,631,032
Property and equipment, net	247,525	293,606
Debt issuance costs, net	214,351	278,659
Intangible assets, net	904,498	872,971
Other assets	58,262	65,666
Total assets	$3,541,559	$4,141,934

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$479,300	$542,809
Accrued liabilities	428,817	1,273,837
Convertible preferred stock	429,978	1,247,266
Current portion of notes payable, net	7,195	62,958
Total current liabilities	1,345,290	3,126,870
Other liabilities	76,524	-
Long-term portion of notes payable, net	2,177,776	1,361,110
Total liabilities	3,599,590	4,487,980

Commitments and contingencies; see Note 7.
Stockholders' deficit
Preferred stock, undesignated, authorized 9,992,500 shares; see Note 5.	-	-
Common stock, par value $.0001 per share; authorized 400,000,000 shares; issued and outstanding 32,899,900 and 29,417,718, respectively	3,290	2,942
Additional paid-in capital	112,710,782	107,279,296
Deficit accumulated during the development stage	(112,772,103)	(107,628,284)
Total stockholders’ deficit	(58,031)	(346,046)
Total liabilities and stockholders' deficit	$3,541,559	$4,141,934

OXYGEN BIOTHERAPEUTICS, INC.
(a development stage enterprise)
STATEMENTS OF OPERATIONS

	Period from May 26, 1967 (Inception) to	Three months ended October 31,		Six months ended October 31,
	October 31, 2012	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product revenue	$496,282	$14,571	$27,415	$26,028	$86,892
Cost of sales	324,512	9,134	10,500	15,044	45,104
Net product revenue	171,770	5,437	16,915	10,984	41,788
Government grant revenue	1,090,499	509,435	78,244	775,984	78,244
Total net revenue	1,262,269	514,872	95,159	786,968	120,032

Operating expenses
Selling, general, and administrative	48,594,699	422,843	1,660,810	1,685,632	3,461,799
Research and development	23,317,158	604,574	488,577	1,241,846	1,140,538
Restructuring expense	217,774	170,298	-	217,774	-
Loss on impairment of long-lived assets	363,691	-	-	-	-
Total operating expenses	72,493,322	1,197,715	2,149,387	3,145,252	4,602,337

Net operating loss	71,231,053	682,843	2,054,228	2,358,284	4,482,305

Interest expense	42,516,990	867,524	871,768	2,793,427	1,307,566
Loss on extinguishment of debt	250,097	-	-	-	-
Other expense (income)	(1,226,037)	6,911	3,927	(7,892)	9,121
Net loss	$112,772,103	$1,557,278	$2,929,923	$5,143,819	$5,798,992

Net loss per share, basic		$(0.05)	$(0.12)	$(0.17)	$(0.25)
Weighted average number of common shares outstanding, basic		32,074,192	23,805,323	31,161,511	23,604,502
Net loss per share, diluted		$(0.13)	$(0.29)	$(0.24)	$(0.42)
Weighted average number of common shares outstanding, diluted		34,249,083	25,980,214	33,336,402	25,081,668

About Oxygen Biotherapeutics, Inc.
Oxygen Biotherapeutics, Inc. is developing medical and cosmetic products that efficiently deliver oxygen to tissues in the body. The company has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier called Oxycyte® that is currently in clinical and preclinical studies for intravenous delivery for indications such as traumatic brain injury, decompression sickness and stroke.  The company is also developing PFC-based creams and gels for topical delivery to the skin for dermatologic conditions and potentially wound care. In addition, the Company has commercialized its Dermacyte® line of skin care cosmetics for the anti-aging market.

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the company's judgment as of the date of this release. These statements include the expansion of development of Oxycyte and the timing of the introduction of this new product. The forward-looking statements are subject to a number of risks and uncertainties including matters beyond the company's control that could lead to delays in new product introductions and customer acceptance of these new products, and other risks and uncertainties as described in our filings with the Securities and Exchange Commission, including in the current Form 10-Q filed on December 14, 2012, and our annual report on Form 10-K filed on July 24, 2012, as well as other filings with the SEC. The company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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